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                                  UNITED STATES

                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                         ------------------------------

                                    FORM 8-K

                                 CURRENT REPORT
                       Pursuant to Section 13 or 15(d) of
                       the Securities Exchange Act of 1934

                        ---------------------------------

 Date of Report (Date of earliest event reported): June 25, 1998 (June 16, 1998)

                      Union Texas Petroleum Holdings, Inc.
             (Exact name of Registrant as specified in its charter)


   Delaware                         1-9019                     76-0040040
(State or other                   (Commission               (I.R.S. Employer
jurisdiction of                    File Number)            Identification No.)
incorporation)


                  1330 Post Oak Boulevard, Houston, Texas 77056
               (Address of principal executive offices) (Zip Code)


        Registrant's telephone number, including area code (713) 623-6544


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Item 1.      CHANGES IN CONTROL OF REGISTRANT

       (a) On June 16, 1998, VWK Acquisition Corp., a Delaware corporation (the "Purchaser") and a wholly owned subsidiary of Atlantic Richfield Company, a Delaware corporation ("ARCO") accepted for payment all of the shares of common stock, par value $0.05 (the "Common Shares") of Union Texas Petroleum Holdings, Inc., a Delaware corporation (the "Company"), tendered pursuant to the Purchaser's tender offer to purchase all outstanding Common Shares at a purchase price of $29.00 per share, upon the terms and subject to the conditions set forth in the Offer to Purchase dated May 8, 1998 and the related Letter of Transmittal (collectively, the "Common Offer"). The Common Offer was made pursuant to the Agreement and Plan of Merger dated as of May 4, 1998 among ARCO, the Purchaser and the Company (the "Merger Agreement"). The Common Offer expired at 5:00 p.m., Eastern Daylight Time, on June 15, 1998. The total number of Common Shares accepted and paid for by the Purchaser as of June 19, 1998 was 84,310,815. As a result of the purchase of Common Shares pursuant to the Common Offer, the Purchaser currently owns approximately 99% of the outstanding Common Shares.

             On June 19, 1998, the Purchaser accepted for payment approximately 1,649,500 shares of the Company's 7.14% Series A Cumulative Preferred Stock, par value $0.01 (the "Preferred Shares") tendered pursuant to the Purchaser's tender offer to purchase all outstanding Preferred Shares at a purchase price of $122.00 per share, upon the terms and subject to the conditions set forth in the Offer to Purchase dated May 18, 1998 and the related Letter of Transmittal (collectively, the "Preferred Offer"). The Preferred Offer expired at 5:00 p.m., Eastern Daylight Time, on June 19,1998. As a result of the purchase of Preferred Shares pursuant to the Preferred Offer, the Purchaser currently owns approximately 94% of the outstanding Preferred Shares.

             The aggregate purchase price for the Common Shares and the Preferred Shares (collectively, the "Shares") purchased pursuant to each tender offer was approximately $2.5 billion and $202 million, respectively. ARCO and the Purchaser paid the purchase price for the Shares from the proceeds of the sale of commercial paper backed by bank facilities.

             As a result of the acquisition of the Common Shares pursuant to the Merger Agreement, the Purchaser has designated four individuals to serve as directors of the Company along with three of the Company's current directors. At the request of the Purchaser, certain directors of the Company have resigned and the Purchaser's designees have been appointed to serve as directors, effective upon the payment for the Common Shares. The authorized number of directors of the Company has been reduced from twelve (12) to seven (7) directors.

             Pursuant to the terms of the Merger Agreement and in accordance with the relevant provision of the Delaware General Corporation Law, as amended, the Purchaser will be merged with and into the Company (the "Merger") by the end of June 1998. Following the consummation of the short-form Merger, the Company will continue as the surviving corporation and will be a wholly owned subsidiary of ARCO. Upon consummation of the Merger, each outstanding Common Share will be converted into the right to receive $29.00 in cash and each outstanding Preferred Share will remain outstanding (other than Shares owned by the Purchaser, ARCO or the Company and Shares as to which dissenters' rights are perfected, if any).


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Item 7.        FINANCIAL STATEMENTS AND EXHIBITS

         (c)   Exhibits.

               2.1 Agreement and Plan of Merger dated as of May 4, 1998 among Atlantic Richfield Company, VWK Acquisition Corp. and Union Texas Petroleum Holdings, Inc. (Incorporated herein by reference to Exhibit (c)(2) of the Schedule 14D-9 filed by Union Texas Petroleum Holdings, Inc. on May 8, 1998 (Commission File No. 1-9019)).

               4.1 Amendment to Rights Agreement, dated May 3, 1998, between the Company and First Chicago Trust Company of New York, as Rights Agent (Incorporated herein by reference to Exhibit (c)(5) of the Schedule 14D-9 filed by Union Texas Petroleum Holdings, Inc. on May 8, 1998 (Commission File No. 1-9019)).

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                                   SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.


                                        UNION TEXAS PETROLEUM HOLDINGS, INC.



                                        By:  /s/ Alan R. Crain, Jr.
                                             ----------------------------------
                                             Alan R. Crain, Jr.
                                             Vice President and General Counsel
Date:   June 25, 1998

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                               INDEX TO EXHIBITS

EXHIBIT
  NO.                              DESCRIPTION
-------                            -----------
  2.1      Agreement and Plan of Merger dated as of May 4, 1998 among Atlantic
           Richfield Company, VWK Acquisition Corp. and Union Texas Petroleum
           Holdings, Inc. (Incorporated herein by reference to Exhibit (c)(2)
           of the Schedule 14D-9 filed by Union Texas Petroleum Holdings, Inc.
           on May 8, 1998 (Commission File No. 1-9019)).

  4.1      Amendment to Rights Agreement, dated May 3, 1998, between the
           Company and First Chicago Trust Company of New York, as Rights Agent
           (Incorporated herein by reference to Exhibit (c)(5) of the Schedule
           14D-9 filed by Union Texas Petroleum Holdings, Inc. on May 8, 1998
           (Commission File No. 1-9019)).